Exhibit 99.1

Statement from RailAmerica Regarding Tanker Car in Cincinnati, Ohio

BOCA RATON, Fla. – August 31, 2005 – On Sunday evening, August 28, 2005, a rail car containing styrene located on RailAmerica’s (NYSE: RRA) Indiana & Ohio Railway property in Cincinnati, Ohio began venting due to a chemical reaction. The tank car contained an estimated 20,000 gallons of styrene, a chemical used to make plastics, rubber and resin.

In response to the incident, local public officials had temporarily evacuated residents and businesses from the immediate area. This morning, the evacuation order was lifted and residents and businesses were allowed to return. Indiana & Ohio Railway Company has established a claims administration process for those in the affected area of the rail car incident.

Those individuals and businesses that had been evacuated may contact the claims administrators at:

Holiday Inn Eastgate

4501 Eastgate Boulevard

Routes 275 and 32

Cincinnati, Ohio 45245

Phone Numbers: 513-943-5860 or 513-943-5861

Indiana & Ohio Railway Company, working with local and federal authorities, will conduct a thorough investigation to determine the cause of the incident and what can be done to prevent such situations in the future.

RailAmerica expressed its appreciation for the quick and professional response of emergency officials in the Cincinnati area.

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 43 railroads operating approximately 8,800 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.